EXHIBIT 10.15

                                MASTER AGREEMENT

THIS MASTER AGREEMENT (generally, the "Transaction" or "Agreement") made and entered into as of the August 1, 2004, by and between WOODLAND AEM, LLC, and it's affiliates, _____________________________("WoodLand"), and LIMELIGHT MEDIA GROUP, INC., 8000 Centerview Parkway, Suite 115, Cordova, TN 38018 ("Limelight Media").

                                    RECITALS

Limelight Media has represented to WoodLand that they and their operation have
(i) developed and shall operate at WoodLand locations, and referred locations, a Digital Media Management System with integrative software control through site-based server and systems software that displays advertising and other matter (herein referred to as "Displays"), (ii) the capacity and continued capacity to provide WoodLand locations and referred locations with a network operation and, (iii) they are developing, and will continue to develop, products and services that can be used in conjunction with their servers, master controls and facilities (collectively referred to as "Services").

WoodLand and Limelight Media each perceives mutual benefits of displays of advertising, trailers and other matter in a WoodLand location, or a location referred by WoodLand .

In entering into this Agreement and performing its respective obligations, WoodLand relies upon said inducements and Limelight Media covenants.

NOW THEREFORE, in consideration of the covenants, agreements and stipulations herein contained, the parties hereto do adopt the recitals into the body of this Agreement and further do hereby covenant, undertake and agree with each other as follows:

1 Agreement. WoodLand hereby grants unto Limelight Media the personal rights and privilege for providing Digital Media Management Services via Displays and such products in its locations as designated in separate addendum, and which will be periodically updated, such locations as WoodLand may undertake in writing; and in exchange for the Agreement, WoodLand 's covenants and undertakings herein expressed and the benefits conferred hereby and to be conferred upon Limelight Media, Limelight Media covenants and agrees that it shall continuously, and without interruption, provide such Services during the usual business hours of the location and each regular business day on which the locations are open for business in strict and faithful compliance with the requirements herein imposed upon Limelight Media and the Limelight Media undertakings herein set forth.

1.1. Limelight Media shall make no material alterations or installations to or affecting any WoodLand location without the WoodLand's prior written approval.

1.2 The term of this Agreement herein granted shall commence on August 1, 2004 and shall continue until the later of to occur of July 31, 2006, or the expiration of the separate agreements for any specific WoodLand location, or referred location, if that separate agreement exceeds this agreement; but the term of the separate license for any specific location herein granted shall continue for a minimum period of two (2) years from date of installation; however, the master term and each specific license is subject to sooner termination as provided in the provisions below.

                                      -1-
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2        REVENUE SHARE: BENEFITS.  Each Party further covenants and agrees with the other Party to pay in accordance with Section 2.2 herein and to account for each month unto the other Party for the apportioned revenue as follows:

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                            DVD Play        WoodLand Split       Limelight
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WoodLand   Machines         30%             30%                  40%
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Limelight Install           0%              10%                  90%
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WoodLand Referral           30%             10%                  60%
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Both parties acknowledge that additional revenue share schedules may periodically be updated to this agreement, as they relate to specific customers on a case by case basis. This is net to the company after location split and the 15% ad agency fee. Both parties recognize that specific locations will be addressed under separate addendum as illustrated in attached Quik Trip addendum.

2.1 Limelight Media will maintain separate marketing efforts to market advertising spots available at both party's locations with the provisions and revenue sharing as follows:

        a. Limelight Media will focus on local and national sales, but communicate sales efforts with WoodLand on a monthly basis.

        b. For the purpose of the calculations of the revenue shares the following definitions apply:

              "WoodLand Machines" are defined as all DVD AEM systems placed or licensed by WoodLand Marketing, LLC.

              "DVD Play Machines" are defined as all locations placed by DVD Play, Inc.

              "Limelight Install" is defined as the locations installed and financed by Limelight Media Group.

              "Gross Profit" is defined as Gross Sale minus 15% ad agency fee minus location revenue share.

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              "National Ads" are defined as those ads placed by firms
              desiring a national exposure to over 75% of the available sites whether networked or non-networked.

              "Local Ads" are defined as those ads placed by local businesses for viewing within a specific demographic generally considered to be within a 20 mile radius of the location

              "Forecast Ad Revenue" refers to the forecast provided by Limelight Media and attached hereto as Exhibit A.

              Production costs for ads will be at the sole expense of advertiser.

         c. Limelight will manage content delivery for all digital displays at locations that are not a function of the DVD AEM operating system.

         d. Each party shall be responsible for its own costs associated with the reporting and collection of generated revenues.

         e. Each party shall notify the other party prior to making contact with new location to prevent duplication of efforts. Both parties shall diligently work together to expand to new locations not currently under contract.

         f. WoodlLand AEM, and its customers, will have the right of approval for all ad content displayed on Limelight screens at such locations.

2.2 The amount of the gross revenues effected by either party shall be ascertained on a four week cycle per the flight schedule as developed by Limelight and both parties shall provide the other party with a full, true and correct statement showing such gross revenues for the flight and such statements shall be provided to other party on the fifteenth of each month, accompanied by a check for the amount due, if any, due to the other party if not paid for the prior month on the fifteenth of the month.

2.3 Each party holds the other party's share in trust, and WoodLand grants Limelight Media a first priority interest in the Limelight Media share, now or hereafter arising from operations at or in connection with WoodLand locations; and Limelight Media grants WoodLand a first priority interest in the WoodLand share, now or hereafter arising from operations at or in connection with Limelight Media locations.

2.4 Both companies agree to a mutual non-disclosure and non-circumvention agreement whereby each company agrees not to contact the location clients of the other party directly or disclose information to third parties without the express approval for the release of the information. Further, so long as Limelight Media is not in default under this Agreement, WoodLand assigns exclusivity to Limelight Media for network operations as it relates to WoodLand's DVD AEM Digital Signage network, except for rights granted to DVD Play, Inc., under an earlier agreement.

3 INTEGRATION. The Displays and all functions will appear to the public as an integrated part of the location operations, except that either party WoodLand or Limelight Media may apply tasteful identification on its equipment and may also show identification "spots" in the advertising rotation, subject to other party's and the location's prior written approval, which will not unreasonably be withheld.

                                      -3-
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4        INDEPENDENT CONTRACTOR. WoodLand and Limelight Media are independent contractors. The parties are not partners, the parties are not engaged in a joint venture; as far as the vendors and creditors of the WoodLand or Limelight Media are and may become aware, both parties are independent contractors responsible for purchase and payment of their own equipment, software and services in their own name and in their own responsibility and account.

4.1 Within thirty (30) days of contract notification, Limelight Media agrees to furnish all equipment, software and support for the Limelight Media system operation in the WoodLand locations, with the exception of the video displays provided by DVD Play and the DVD AEM system. All video displays not provided by DVD Play will be provided by Limelight. Said furnishings and equipment at all times will belong to and be owned by Limelight Media, and Limelight Media shall maintain them in good condition and state-of-the-art working order, repair and replacement. Limelight Media will fix and/ or replace any of its field equipment within two (2) business days of being notified of the problem, with exception of events beyond Limelight Media's control such as loss of broadband connectivity or access to building location. Such notification shall be in writing by facsimile to 901-757-1497.

4.2 Limelight Media agrees to obtain and pay for, at their own costs, all expenditures and expenses associated with the services and products contemplated for WoodLand to furnish now and in the future (except to the extent specifically and expressly excluded in this Agreement and imposed on WoodLand ). Included in these expenditures and expenses, without limiting the generality of the foregoing, are:

         a. Limelight Media and WoodLand shall pay all governmental charges, of every kind and nature, which have been or may be levied, assessed or charged against the respective party's property and goods. All other expenses of the Digital Signage network operation will be paid for by Limelight Media without cost as a part of the services to be supplied with the exclusion of equipment purchases not provided herein.

         b. All necessary employee or contractor records, sales tax records, and any other records required by state, county or federal lay shall be kept by WoodLand and Limelight Media for their own employees, contract employees, subcontractors and supplier; and further WoodLand and Limelight Media shall be responsible for their own personnel, their wages and all taxes thereon or measured thereby.

         c. All expenditures and expenses related to the acquisition, installation, operation, maintenance, repair, replacement and upgrading of the network and its related hardware and software components, and content, should remain the property of the Limelight Media. In the event of termination of any license for a Dynamic Display, WoodLand shall not be entitled to use, retain or otherwise appropriate rights to any of the intellectual property rights owned or controlled by Limelight Media including database, management systems, loyalty programming and other systems of exclusive design for the operations of the Limelight Media


                                      -4-
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4.3      The locations shall bear all costs for utilities, except for broadband connectivity which will be furnished by Limelight. A location will decide, if needed, where real estate alterations will be made and shall bear the reasonable costs of construction to buildings and improvements for the accommodation of WoodLand or Limelight Media related equipment.

5 LIMELIGHT MEDIA COVENANTS. Limelight Media hereby further covenants and further agrees with WoodLand :

         a. Limelight Media's systems will be fully operational in designated WoodLand locations at the time of the installation of the DVD AEM equipment and broadband services for the designated sites within that city.

         b. Limelight Media is and shall be responsible, at their own expense, for installation, management, maintenance, repair, replacement and upgrading of equipment and systems transactions to provide WoodLand with reliable and first class advertising.

         c. Limelight Media shall be responsible for upgrading hardware and software to timely keep pace with technological advances and replacements with the exception of the display monitors, screens or projectors.

         d. The commencement of full operation of the Dynamic Displays in each location shall mark the beginning to the term of license for that unit under the purposes of calculations under Sec. 2 above.

         e. Limelight Media shall conduct their operations during existence of this contract with skill and according to highest professional ethics; and in extension thereof, Limelight Media shall deal with advertisers and their respective agencies and agents with high ethical standards and shall not charge for nor collect any advertising revenues (unless identified as pre-paid) until actually displayed in a Limelight Media or WoodLand location.

         f. Three quarters of the available time in the display rotation is expected to be devoted to advertising by third parties. The Locations have no obligation to pay ad- related expenses except for the production of ad content intentionally provided by and on behalf of itself, its subsidiaries and affiliates and except for those expenses specifically identified in this agreement. The Locations shall bear the costs, if any, of conversion from analog to digital of any of the advertising content..

         g. Limelight Media shall indemnify, defend (at their expense) and hold WoodLand and its affiliates harmless from and against any and all product liability claims that may be suffered or asserted by WoodLand customers or any other claimant, family or otherwise, arising out of defective Limelight Media equipment or products whose sales are effected at WoodLand locations or in conjunction with WoodLand operations.

         h. The Limelight Media management system, and its concept, and, if desired, the Limelight Media Products and Services shall be available in WoodLand locations for a period of two (2) years (or earlier, upon termination of the license hereunder for that location).

         i. Within six (6) months of the date of this Agreement, the Forecast Ad Revenue shall equal or exceed the amounts contained on Exhibit A and shall exceed such amounts for the remaining term of this Agreement.

6 WOODLAND COVENANTS. WoodLand hereby further covenants and further agrees with Limelight Media.

         a. WoodLand shall provide Limelight Media advance notification of contacts for display advertising in each case without exception.

         b. WoodLand shall conduct their operations during existence of this contract with skill and according to highest professional ethics; and in extension thereof, WoodLand shall deal with advertisers and their respective agencies and agents with high ethical standards and shall not charge for nor collect any advertising revenues (unless identified as pre-paid) until actually displayed in a Limelight Media or WoodLand location.

         c. Three quarters of the available time in the display rotation is expected to be devoted to advertising by third parties. The Locations have no obligation to pay ad- related expenses except for the production of ad content intentionally provided by and on behalf of itself, its subsidiaries and affiliates and except for those expenses specifically identified in this agreement. The Locations shall bear the costs, if any, of conversion from analog to digital of any of the advertising content.

         d. WoodLand shall indemnify, defend (at their expense) and hold Limelight Media and its affiliates harmless from and against any and all product liability claims that may be suffered or asserted by Limelight Media performance by WoodLand pursuant to this agreement.

7. REPRESENTATIONS AND WARRANTIES. As further inducements for WoodLand and Limelight Media to sign this agreement and to continue to perform under this Agreement, WoodLand and Limelight Media hereby represents and warrants to each other of the following:

         a. Standard vendor representations and warranties including the equipment have been pre-tested and are and will be bug-free and will be continuously operational within normal industry standards.

         b. Limelight Media has developed a digital display with integrated software control which presently consists of LCD or plasma screens with integrated software, as well as digital projection wall displays that are controlled through a site-based server which stores content for the display and a high speed connection to a remote server.

         c. Limelight Media has participated in the design and exclusively owns and operates and shall continuously keep in first class, reliable operation, without interruption, dynamic display operating system software which permits each of the panels of the display to present different coordinated multimedia digital content.

            1. Project promotional materials relating to the WoodLand locations.
            2. project program information, including special discounts and activities
            3.  project advertisements by paying sponsors and advertisers
            4. project general information of public interest or certain productions

         d. Limelight Media has participated in the design of and exclusively owns software and shall continuously link, manage and operate digital transmissions in each and all displays through a process known as network operations.

         e. Limelight Media has participated in the design and exclusively owns and shall operate a system operating software for the access stations which permits high speed digital transactions, including internet based entertainment and downloaded multi-media content.

8.       INDEMNITY. Limelight Media agrees to defend, at its expense, and to indemnify and hold harmless WoodLand from and against any and all claims, actions, proceedings, or lawsuits asserted or filed against WoodLand arising from the development, organization, ownership, use or marketing of Limelight Media products or services. WoodLand agrees to defend, at its expense, and to indemnify and hold harmless Limelight Media from and against any and all claims, actions, proceedings, or lawsuits asserted or filed against Limelight Media arising from the development, organization, ownership, use or marketing of WoodLand products or services.

8.1 REMEDIES UNDER AGREEMENT. In the event of a breach or default by a party, the non-breaching party shall provide notice to the other party. In the event such breach or default is not cured within thirty (30) days of the date of such notice, the non-breaching party shall have the right to terminate this Agreement immediately. Remedies for default by WoodLand or Limelight Media of its duties or obligations under this Agreement: Termination plus loss of income arising from prepaid advertising content and advertising under contract until the termination of the contract entered into on behalf of WoodLand or Limelight Media for display of advertising over the digital display systems.

         a. Termination of this Agreement and Limelight Media shall remove equipment within 120 days thereafter.

         b. In the event the WoodLand or Limelight Media fail to make the specified periodic fee or royalty payment and default continues for a period of fifteen (15) days after written notice of such default, then the offended party has the right and remedy to declare this Agreement terminated and the further right to collect the entire unpaid balance.

9. ANNOUNCEMENTS. Until the execution and delivery of this agreement, the timing and content of announcement, publicly or reports regarding any aspect of this transaction to the financial community, advertising community, governmental agencies, customers, suppliers, or the public generally must be mutually agreed upon in writing, however, upon execution the WoodLand and Limelight Media must comply with regulatory requirements for pubic disclosure as it is a publicly registered and trading company.

10. GOVERNING LAW The letter shall be governed and construed under the laws of Tennessee.

11. EXPENSES. Each party will pay their own expenses incident to negotiation, preparation and execution of this agreement.

12. TERMINATION. Termination may only be default provision or cessation of this agreement time period with a 60 day written notice.

13. CONTENT. The Locations, at its election, at any time may provide content to either WoodLand or Limelight Media for the display which may include promotional materials relating to the locations and such display will be at no charge to WoodLand or Limelight Media, however, the location is limited to utilization of no more that twenty five (25%) percent of the available time on the display. WoodLand and Limelight Media shall continuously provide all other content to be displayed. All content, regardless of source, must in a form suitable

14 ACCESS Limelight Media agrees to grant to WoodLand reasonable access to books and records regarding transaction at WoodLand locations under this agreement.

15. LIABILITY Each party has no obligation or liability to the other, other than expressly set forth in this agreement.

16. SUBJECT TO The provisions granted to WoodLand or Limelight Media hereunder are in every case subject to terms and conditions of leases between the locations and third parties.

17. FURTHER WARRANTIES BY EACH PARTY Each party and signatory hereto further represents and warrants to, and covenants and agrees with, each other party and signatory, as of the date of the Agreement Date and as of the Assignment Date, as follows:

         a. Said party/signatory has the full and unrestricted right, power and authority to enter into this agreement and to consummate the actions contemplated in this Agreement without the joinder, consent, approval or concurrence of any other individuals or entities or of any court or governmental agency; and

         b. Upon satisfaction of the pre-conditions of this Agreement, each party/signatory shall take the actions and execute and enter into the instruments and agreements contemplated herein to be undertaken.


18. ABATEMENT In the event of fire or other event by which the building is which said premises are located shall be destroyed or rendered temporarily non-usable, this Agreement shall be suspended until as such time it is determined by the location to cease operations at that location or for that period of time it takes to place the premises back in workable condition.


19. BANKRUPTCY In the event of petition in bankruptcy is filed by or against either of the parties or if either party should become insolvent within the meaning of any State or Federal Law, or should make an assignment for the benefit of creditors, or if a receiver for all or any part of the business of either party is appointed and such receivership is not vacated within five days, or if any property or assets of either party shall be attached and such attachment is not vacated in ten days, then in either of said events this agreement shall be deemed breached by the party at fault, and the other party shall be released for all further performance under this Agreement. This Agreement shall, in no event, be deemed an asset of the WoodLand or Limelight Media so as to be assignable to anyone including a receiver or trustee of bankruptcy by operation of Law. However, in the event of bankruptcy by either company, any funds generated under the terms of this agreement shall be immediately segregated and a lien placed over the account by the party not in bankruptcy.

21 SOLE AGREEMENT. This Agreement constitutes the only agreement between the parties with reference to conduct the business described herein and no modification shall be binding upon either party unless in writing and signed by all parties, except that later written designations by WoodLand or Limelight Media for added locations subject to this Agreement.

22. ATTORNEY FEES If either party finds it necessary to initiate legal action or proceedings for the enforcement or interpretation of this Agreement, then the prevailing party shall be entitled to recover reasonable attorney fees and expenses incurred in such matter.

23. NOTICES Any notice, communication, request, reply or advice by either party shall be writing and may be given or served in advance written notice to the addressee by U. S. Mail, unless in the event such notice regards performance under this agreement whereby the notice shall be delivered by certified U. S. Mail, return receipt requested.

24. TERM The term of this Agreement is for a period of two (2) years commencing on the date executed below. The agreement shall be automatically renewed for an additional two (2) years, unless either party give the other party ninety (90) day advance written notice prior to end of the term.

25. FAXED ORIGINAL Execution of this document may be accomplished by facsimile transmission of signed copies of this Agreement followed by delivery of the original signed hard copies in the manner provided herein.


Agreement executed and signed this ______day of _________, 2004.


WOODLAND AEM, LLC                           LIMELIGHT MEDIA GROUP, INC.



By________________________________          By________________________________
Name:_____________________________          Name:_____________________________
Title: